Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Alberto Shaio

President & CEO

ashaio@trans-lux.com

212.897.2224

TRANS-LUX CORPORATION COMPLETES

SIGNIFICANT INVESTMENTS

FROM UNILUMIN NORTH AMERICA AND GAMCO INVESTORS

NEW YORK, April 12, 2019 – Trans-Lux Corporation (OTCQB: TNLX) (“Trans-Lux” or the “Company”) – a global leader in designing, selling, leasing and maintaining multi-color, real-time data and LED large-screen electronic information displays – today announced that Unilumin North America Inc., a wholly owned subsidiary of the Unilumin Group Co. Ltd (300232.SZ) (“Unilumin”), and GAMCO Investors, Inc. and its affiliates (together, “GAMCO”) have completed a series of previously announced transactions, resulting in Unilumin holding a majority interest of the common shares of Trans-Lux on a fully diluted basis.

The sale of securities to Unilumin, as well as the full exercise of the warrant previously issued, together with the closing of the Company’s previously announced rights offering led by GAMCO, resulted in gross proceeds of $9,500,000 being received, all from the issuance of common shares (the “Proceeds”).

Additionally, Trans-Lux announced that it has restructured FairPlay Corporation as Trans-Lux’s dedicated sports scoring and equipment solutions business.  Moving forward, all fixed digit scoreboards, LED displays and related solutions will now be branded under the name Fair-Play.

The Proceeds allow the Company to satisfy its secured obligations in full and greatly enhances working capital going forward.  Alberto Shaio, President and Chief Executive Officer, commented:

“This successful equity raise allows Trans-Lux to move forward on a well-capitalized basis with two extremely involved and prominent shareholder groups.  The Company can now implement strategic plans, support and grow its dealer network and strengthen its market leading position.”

“This is the start of a new period for Trans-Lux and Fair-Play,” continued Mr. Shaio.  “Our game plan is in place, and our future is promising.  I’d like to thank Nicholas J. Fazio, Chief Executive Officer of Unilumin North America, Inc. and the entire Unilumin Group, and Mario Gabelli, Chairman and Chief Executive Officer of GAMCO, for their confidence and foresight in seeing the potential of Trans-Lux and Fair-Play.”

Mr. Fazio commented:

“Unilumin is pleased to make its strategic investment in Trans-Lux.  Together with the entire Unilumin Group, we will endeavor to help grow the Company for the benefit of all stakeholders.  Unilumin is committed to the North American Market and we look forward to continue to grow our position.”

About Trans-Lux

Founded in 1920 by Percy Furber, Trans-Lux Corporation is a leading manufacturer and innovator of LED small and large pitch LED digital video displays and data walls, serving primarily the financial, entertainment, retail, gaming, education, government, and commercial markets.  For more information please visit www.Trans-Lux.com.

About FairPlay Corporation

Fair-Play is a dedicated manufacturer of sports scoring solutions ranging from fixed digit displays, indoor and outdoor LED video displays and basketball scorer’s tables deployed in NBA, college and high schools.  Fair-Play is a proud partner of USA Basketball and sells primarily through its extensive dealer network throughout the world.  For more information please visit www.fair-play.com.

About Unilumin North America, Inc.

Founded in 2004, Unilumin is a leading LED application products and integrated solutions provider dedicated in LED product development, manufacturing, sales and after-sales service.  With a corporate vision of “Together, for a brighter future,” Unilumin delivers high quality, high performance LED products and solutions, including full-color LED displays and LED lighting.  For more information please visit www.unilumin.com.

About GAMCO Investors, Inc.

Since its founding in 1976 as an institutional research firm, GAMCO has evolved into a diversified global financial services company offering an extensive range of investment capabilities.  The driving force of its success has been its intense research-driven culture.  The keys to its success are the same today as they were in 1976: a focus on fundamental bottom-up research, a consistent investment process and a commitment to generating superior risk-adjusted returns.  For more information please visit www.gabelli.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results.  These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

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